UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.     )*

Tropicana Entertainment Inc.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

89708X 105

(CUSIP Number)

December 15, 2010

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 89708X 105

1.	Names of Reporting Persons Ares IIR CLO Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 35,897

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 35,897

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 35,897

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.14%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 89708X 105

1.	Names of Reporting Persons Ares IIIR/IVR CLO Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 98,717

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 98,717

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 98,717

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.38%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 89708X 105

1.	Names of Reporting Persons Ares VR CLO Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 58,333

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 58,333

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 58,333

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.22%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 89708X 105

1.	Names of Reporting Persons Ares VIR CLO Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 58,333

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 58,333

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 58,333

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.22%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 89708X 105

1.	Names of Reporting Persons Ares VII CLO Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 55,697

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 55,697

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 55,697

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.21%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 89708X 105

1.	Names of Reporting Persons Ares VIII CLO Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 53,870

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 53,870

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 53,870

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.20%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 89708X 105

1.	Names of Reporting Persons Ares IX CLO Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 58,333

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 58,333

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 58,333

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.22%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 89708X 105

1.	Names of Reporting Persons Ares X CLO Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 39,393

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 39,393

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 39,393

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.15%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 89708X 105

1.	Names of Reporting Persons Ares XI CLO Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 98,717

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 98,717

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 98,717

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.38%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 89708X 105

1.	Names of Reporting Persons Ares Special Situations Fund, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 469,332

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 469,332

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 469,332

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 1.78%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 89708X 105

1.	Names of Reporting Persons Ares Special Situations Fund I-B, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 314,118

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 314,118

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 314,118

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 1.19%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 89708X 105

1.	Names of Reporting Persons Ares Special Situations Fund III, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 22,866

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 22,866

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 22,866

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.09%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 89708X 105

1.	Names of Reporting Persons Ares CLO Management IIR, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 35,897

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 35,897

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 35,897

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.14%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 89708X 105

1.	Names of Reporting Persons Ares CLO GP IIR, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 35,897

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 35,897

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 35,897

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.14%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 89708X 105

1.	Names of Reporting Persons Ares CLO Management IIIR/IVR, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 98,717

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 98,717

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 98,717

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.38%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 89708X 105

1.	Names of Reporting Persons Ares CLO GP IIIR/IVR, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 98,717

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 98,717

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 98,717

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.38%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 89708X 105

1.	Names of Reporting Persons Ares CLO Management VR, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 58,333

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 58,333

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 58,333

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.22%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 89708X 105

1.	Names of Reporting Persons Ares CLO GP VR, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 58,333

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 58,333

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 58,333

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.22%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 89708X 105

1.	Names of Reporting Persons Ares CLO Management VIR, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 58,333

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 58,333

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 58,333

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.22%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 89708X 105

1.	Names of Reporting Persons Ares CLO GP VIR, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 58,333

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 58,333

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 58,333

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.22%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 89708X 105

1.	Names of Reporting Persons Ares CLO Management VII, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 55,697

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 55,697

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 55,697

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.21%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 89708X 105

1.	Names of Reporting Persons Ares CLO GP VII, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 55,697

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 55,697

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 55,697

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.21%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 89708X 105

1.	Names of Reporting Persons Ares CLO Management VIII, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 53,870

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 53,870

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 53,870

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.20%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 89708X 105

1.	Names of Reporting Persons Ares CLO GP VIII, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 53,870

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 53,870

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 53,870

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.20%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 89708X 105

1.	Names of Reporting Persons Ares CLO Management IX, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 58,333

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 58,333

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 58,333

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.22%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 89708X 105

1.	Names of Reporting Persons Ares CLO GP IX, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 58,333

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 58,333

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 58,333

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.22%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 89708X 105

1.	Names of Reporting Persons Ares CLO Management X, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 39,393

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 39,393

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 39,393

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.15%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 89708X 105

1.	Names of Reporting Persons Ares CLO GP X, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 39,393

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 39,393

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 39,393

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.15%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 89708X 105

1.	Names of Reporting Persons Ares CLO Management XI, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 98,717

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 98,717

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 98,717

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.38%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 89708X 105

1.	Names of Reporting Persons Ares CLO GP XI, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 98,717

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 98,717

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 98,717

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.38%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 89708X 105

1.	Names of Reporting Persons ASSF Management, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 783,450

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 783,450

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 783,450

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 2.98%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 89708X 105

1.	Names of Reporting Persons ASSF Operating Manager, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 783,450

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 783,450

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 783,450

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 2.98%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 89708X 105

1.	Names of Reporting Persons ASSF Management III, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 22,866

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 22,866

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 22,866

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.09%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 89708X 105

1.	Names of Reporting Persons ASSF Operating Manager III, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 22,866

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 22,866

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 22,866

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.09%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 89708X 105

1.	Names of Reporting Persons Ares Management LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,363,606

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,363,606

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,363,606

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 5.18%

12.	Type of Reporting Person (See Instructions) OO

Item 1.
(a)	Name of Issuer Tropicana Entertainment Inc.
(b)	Address of Issuer’s Principal Executive Offices 3930 Howard Hughes Parkway, 4th Floor Las Vegas, Nevada 89169

Item 2.
(a)

Name of Person Filing
(1) Ares IIR CLO Ltd. (“Ares IIR”)
(2) Ares IIIR/IVR CLO Ltd. (“Ares IIIR”)
(3) Ares VR CLO Ltd. (“Ares VR”)
(4) Ares VIR CLO Ltd. (“Ares VIR”)
(5) Ares VII CLO Ltd. (“Ares VII”)
(6) Ares VIII CLO Ltd. (“Ares VIII”)
(7) Ares IX CLO Ltd. (“Ares IX”)
(8) Ares X CLO Ltd. (“Ares X”)
(9) Ares XI CLO Ltd. (“Ares XI”)
(10) Ares Special Situations Fund, L.P. (“ASSF”)
(11) Ares Special Situations Fund I-B, L.P. (“ASSF I-B”)
(12) Ares Special Situations Fund III, L.P. (“ASSF III”)
(13) Ares CLO Management IIR, L.P. (“Ares Management IIR”)
(14) Ares CLO GP IIR, LLC (“Ares GP IIR”)
(15) Ares CLO Management IIIR/IVR, L.P. (“Ares Management IIIR”)
(16) Ares CLO GP IIIR/IVR, LLC (“Ares GP IIIR”)
(17) Ares CLO Management VR, L.P. (“Ares Management VR”)
(18) Ares CLO GP VR, LLC (“Ares GP VR”)
(19) Ares CLO Management VIR, L.P. (“Ares Management VIR”)
(20) Ares CLO GP VIR, LLC (“Ares GP VIR”)
(21) Ares CLO Management VII, L.P. (“Ares Management VII”)
(22) Ares CLO GP VII, LLC (“Ares GP VII”)
(23) Ares CLO Management VIII, L.P. (“Ares Management VIII”)
(24) Ares CLO GP VIII, LLC (“Ares GP VIII”)
(25) Ares CLO Management IX, L.P. (“Ares Management IX”)
(26) Ares CLO GP IX, L.P. (“Ares GP IX”)
(27) Ares CLO Management X, L.P. (“Ares Management X”)
(28) Ares CLO GP X, LLC (“Ares GP X”)
(29) Ares CLO Management XI, L.P. (“Ares Management XI”)
(30) Ares CLO GP XI, LLC (“Ares GP XI”)
(31) ASSF Management, L.P. (“ASSF Management”)
(32) ASSF Operating Manager, LLC (“ASSF Manager”)
(33) ASSF Management III, L.P. (“ASSF Management III”)

(34) ASSF Operating Manager III, LLC (“ASSF Manager III”)
(35) Ares Management LLC (“Ares LLC” and, together with Ares IIR, Ares IIIR, Ares VR, Ares VIR, Ares VII, Ares VIII, Ares IX, Ares X, Ares XI, ASSF, ASSF I-B, ASSF III, Ares Management IIR, Ares GP IIR, Ares Management IIIR, Ares GP IIIR, Ares Management VR, Ares GP VR, Ares Management VIR, Ares GP VIR, Ares Management VII, Ares GP VII, Ares Management VIII, Ares GP VIII, Ares Management IX, Ares GP IX, Ares Management X, Ares GP X, Ares Management XI, Ares GP XI, ASSF Management, ASSF Manager, ASSF Management III and ASSF Manager III, the “Ares Entities”)

	(b)	Address of Principal Business Office or, if none, Residence For each Ares Entity: 2000 Avenue of the Stars, 12th Floor Los Angeles, California 90067
(c)

Citizenship
Ares IIR, Ares IIIR, Ares VR, Ares VIR, Ares VII, Ares VIII, Ares IX, Ares X, Ares XI: Cayman Islands

ASSF, ASSF I-B, ASSF III, Ares Management IIR, Ares GP IIR, Ares Management IIIR, Ares GP IIIR, Ares Management VR, Ares GP VR, Ares Management VIR, Ares GP VIR, Ares Management VII, Ares GP VII, Ares Management VIII, Ares GP VIII, Ares Management IX, Ares GP IX, Ares Management X, Ares GP X, Ares Management XI, Ares GP XI, ASSF Management, ASSF Manager, ASSF Management III, ASSF Manager III and Ares LLC: Delaware

	(d)	Title of Class of Securities Common Stock, par value $0.01 per share
	(e)	CUSIP Number 89708X 105

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person is a:
	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
	(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);
(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j)	☐	Group, in accordance with §240.13d–1(b)(1)(ii)(J).

Item 4.	Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1
(a)

Amount beneficially owned:

Ares IIR directly beneficially owns 35,897 shares of common stock of Tropicana Entertainment Inc (the “Issuer”).  Ares IIIR directly beneficially owns 98,717 shares of common stock of the Issuer.  Ares VR directly beneficially owns 58,333 shares of common stock of the Issuer. Ares VIR directly beneficially owns 58,333 shares of common stock of the Issuer.  Ares VII directly beneficially owns 55,697 shares of common stock of the Issuer.  Ares VIII directly beneficially owns 53,870 shares of common stock of the Issuer. Ares IX directly beneficially owns 58,333 shares of common stock of the Issuer.  Ares X directly beneficially owns 39,393 shares of common stock of the Issuer.  Ares XI directly beneficially owns 98,717 shares of common stock of the Issuer. ASSF directly beneficially owns 469,332 shares of common stock of the Issuer.  ASSF I-B directly beneficially owns 314,118 shares of common stock of the Issuer.  ASSF III directly beneficially owns 22,866 shares of common stock of the Issuer.  Each of the other Ares Entities, as a result of the relationships described below in Item 6, may be deemed to indirectly beneficially own the shares of common stock reported on this Schedule 13G.  Ares LLC is managed by an executive committee comprised of Messrs. Michael Arougheti, David Kaplan, Gregory Margolies, Antony Ressler and Bennett Rosenthal.  Each of the members of the executive committee, the Ares Entities (other than each Ares Entity listed above as directly beneficially owning shares of common stock of the Issuer) and the partners, members, employees and managers of the Ares Entities disclaims beneficial ownership of these securities, except to the extent of such person’s pecuniary interest therein; and this report shall not be deemed an admission that any such person or entity is the beneficial owner of, or has any pecuniary interest in, such securities for purposes of Section 13 of the Securities Exchange Act of 1934, as amended, or for any other purposes.

	(b)	Percent of class: See row 11 of the cover pages(1)
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote See rows 5-8 of the cover pages
		(ii)	Shared power to vote or to direct the vote See rows 5-8 of the cover pages
		(iii)	Sole power to dispose or to direct the disposition of See rows 5-8 of the cover pages
		(iv)	Shared power to dispose or to direct the disposition of See rows 5-8 of the cover pages

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Ares Management IIR is the investment manager of Ares IIR.  Ares GP IIR is the general partner of Ares Management IIR.  Ares Management IIIR is the asset manager of Ares IIIR.  Ares GP IIIR is the general partner of Ares Management IIIR. Ares Management VR is the investment manager of Ares VR.  Ares GP VR is the general partner of Ares Management VR.  Ares Management VIR is the investment manager of Ares VIR. Ares GP VIR is the general partner of Ares Management VIR.  Ares Management VII is the investment manager of Ares VII.  Ares GP VII is the general partner of Ares Management VII. Ares Management VIII is the investment manager of Ares VIII.  Ares GP VIII is the general partner of Ares Management VIII.  Ares Management IX is the investment manager of Ares IX. Ares GP IX is the general partner of Ares Management IX.  Ares Management X is the investment manager of Ares X.  Ares GP X is the general partner of Ares Management X.  Ares Management XI is the investment manager of Ares XI. Ares GP XI is the general partner of Ares Management XI.  ASSF Management is the general partner of ASSF and ASSF I-B.  ASSF Manager is the manager of ASSF and ASSF I-B and the general partner of ASSF Management.  ASSF Management III is the general partner of ASSF III.  ASSF Manager III is the manager of ASSF III and the general partner of ASSF Management III.  Ares LLC is the sole managing member of Ares GP IIR, Ares GP IIIR, Ares GP VR, Ares GP VIR, Ares GP VII, Ares GP VIII, Ares GP IX, Ares GP X, Ares GP XI, ASSF Manager and ASSF Manager III.

(1)  Based on the 26,312,500 shares of Common Stock reported to be issued and outstanding as of October 29, 2010 on the Issuer’s Quarterly Report on Form 10-Q filed on November 9, 2010.

Ares LLC is managed by an executive committee comprised of Messrs. Michael Arougheti, David Kaplan, Gregory Margolies, Antony Ressler and Bennett Rosenthal.  Each of the members of the executive committee, the Ares Entities (other than each Ares Entity listed in Item 4 as directly beneficially owning shares of common stock of the Issuer) and the partners, members, employees and managers of the Ares Entities disclaims beneficial ownership of these securities, except to the extent of such person’s pecuniary interest therein; and this report shall not be deemed an admission that any such person or entity is the beneficial owner of, or has any pecuniary interest in, such securities for purposes of Section 13 of the Securities Exchange Act of 1934, as amended, or for any other purposes.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
Inapplicable

Item 8.	Identification and Classification of Members of the Group
See Joint Filing Agreement attached hereto as Exhibit 99.1.

Item 9.	Notice of Dissolution of Group
Inapplicable

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

ARES IIR CLO LTD.

By:	ARES CLO MANAGEMENT IIR, L.P
Its Investment Manager

	By:	ARES CLO GP IIR, LLC
Its General Partner

		By:	/s/ Michael D. Weiner
		Name:	Michael D. Weiner
		Title:	Authorized Signatory

ARES IIIR/IVR CLO LTD.

By:	ARES CLO MANAGEMENT IIIR/IVR, L.P
Its Asset Manager

	By:	ARES CLO GP IIIR/IVR, LLC
Its General Partner

		By:	/s/ Michael D. Weiner
		Name:	Michael D. Weiner
		Title:	Authorized Signatory

ARES VR CLO LTD.

By:	ARES CLO MANAGEMENT VR, L.P
Its Investment Manager

	By:	ARES CLO GP VR, LLC
Its General Partner

		By:	/s/ Michael D. Weiner
		Name:	Michael D. Weiner
		Title:	Authorized Signatory

ARES VIR CLO LTD.

By:	ARES CLO MANAGEMENT VIR, L.P
Its Investment Manager

By:	ARES CLO GP VIR, LLC
Its General Partner

	By:	/s/ Michael D. Weiner
	Name:	Michael D. Weiner
	Title:	Authorized Signatory

ARES VII CLO LTD.

By:	ARES CLO MANAGEMENT VII, L.P
Its Investment Manager

	By:	ARES CLO GP VII, LLC
Its General Partner

		By:	/s/ Michael D. Weiner
		Name:	Michael D. Weiner
		Title:	Authorized Signatory

ARES VIII CLO LTD.

By:	ARES CLO MANAGEMENT VIII, L.P
Its Investment Manager

	By:	ARES CLO GP VIII, LLC
Its General Partner

		By:	/s/ Michael D. Weiner
		Name:	Michael D. Weiner
		Title:	Authorized Signatory

ARES IX CLO LTD.

By:	ARES CLO MANAGEMENT IX, L.P
Its Investment Manager

	By:	ARES CLO GP IX, LLC
Its General Partner

		By:	/s/ Michael D. Weiner
		Name:	Michael D. Weiner
		Title:	Authorized Signatory

ARES X CLO LTD.

By:	ARES CLO MANAGEMENT X, L.P

Its Investment Manager

By:	ARES CLO GP X, LLC
Its General Partner

	By:	/s/ Michael D. Weiner
	Name:	Michael D. Weiner
	Title:	Authorized Signatory

ARES XI CLO LTD.

By:	ARES CLO MANAGEMENT XI, L.P
Its Investment Manager

	By:	ARES CLO GP XI, LLC
Its General Partner

		By:	/s/ Michael D. Weiner
		Name:	Michael D. Weiner
		Title:	Authorized Signatory

ARES SPECIAL SITUATIONS FUND, L.P.

By:	ASSF MANAGEMENT, L.P.
Its General Partner

	By:	ASSF OPERATING MANAGER, LLC
Its General Partner

		By:	/s/ Michael D. Weiner
		Name:	Michael D. Weiner
		Title:	Authorized Signatory

ARES SPECIAL SITUATIONS FUND I-B, L.P.

By:	ASSF MANAGEMENT, L.P.
Its General Partner

	By:	ASSF OPERATING MANAGER, LLC
Its General Partner

		By:	/s/ Michael D. Weiner
		Name:	Michael D. Weiner
		Title:	Authorized Signatory

ARES SPECIAL SITUATIONS FUND III, L.P.

By:	ASSF MANAGEMENT III, L.P.
Its General Partner

	By:	ASSF OPERATING MANAGER III, LLC
Its General Partner

		By:	/s/ Michael D. Weiner
		Name:	Michael D. Weiner
		Title:	Authorized Signatory

ARES CLO MANAGEMENT IIR, L.P.

By:	ARES CLO GP IIR, LLC
Its General Partner

	By:	/s/ Michael D. Weiner
	Name:	Michael D. Weiner
	Title:	Authorized Signatory

ARES CLO GP IIR, LLC

By:	/s/ Michael D. Weiner
Name:	Michael D. Weiner
Title:	Authorized Signatory

ARES CLO MANAGEMENT IIIR/IVR, L.P.

By:	ARES CLO GP IIIR/IVR, LLC
Its General Partner

	By:	/s/ Michael D. Weiner
	Name:	Michael D. Weiner
	Title:	Authorized Signatory

ARES CLO GP IIIR/IVR, LLC

By:	/s/ Michael D. Weiner
Name:	Michael D. Weiner
Title:	Authorized Signatory

ARES CLO MANAGEMENT VR, L.P.

By:	ARES CLO GP VR, LLC
Its General Partner

By:	/s/ Michael D. Weiner
Name:	Michael D. Weiner
Title:	Authorized Signatory

ARES CLO GP VR, LLC

By:	/s/ Michael D. Weiner
Name:	Michael D. Weiner
Title:	Authorized Signatory

ARES CLO MANAGEMENT VIR, L.P.

By:	ARES CLO GP VIR, LLC
Its General Partner

	By:	/s/ Michael D. Weiner
	Name:	Michael D. Weiner
	Title:	Authorized Signatory

ARES CLO GP VIR, LLC

By:	/s/ Michael D. Weiner
Name:	Michael D. Weiner
Title:	Authorized Signatory

ARES CLO MANAGEMENT VII, L.P.

By:	ARES CLO GP VII, LLC
Its General Partner

	By:	/s/ Michael D. Weiner
	Name:	Michael D. Weiner
	Title:	Authorized Signatory

ARES CLO GP VII, LLC

By:	/s/ Michael D. Weiner
Name:	Michael D. Weiner
Title:	Authorized Signatory

ARES CLO MANAGEMENT VIII, L.P.

By:	ARES CLO GP VIII, LLC
Its General Partner

By:	/s/ Michael D. Weiner
Name:	Michael D. Weiner
Title:	Authorized Signatory

ARES CLO GP VIII, LLC

By:	/s/ Michael D. Weiner
Name:	Michael D. Weiner
Title:	Authorized Signatory

ARES CLO MANAGEMENT IX, L.P.

By:	ARES CLO GP IX, LLC
Its General Partner

	By:	/s/ Michael D. Weiner
	Name:	Michael D. Weiner
	Title:	Authorized Signatory

ARES CLO GP IX, LLC

By:	/s/ Michael D. Weiner
Name:	Michael D. Weiner
Title:	Authorized Signatory

ARES CLO MANAGEMENT X, L.P.

By:	ARES CLO GP X, LLC
Its General Partner

	By:	/s/ Michael D. Weiner
	Name:	Michael D. Weiner
	Title:	Authorized Signatory

ARES CLO GP X, LLC

By:	/s/ Michael D. Weiner
Name:	Michael D. Weiner
Title:	Authorized Signatory

ARES CLO MANAGEMENT XI, L.P.

By:	ARES CLO GP XI, LLC
Its General Partner

	By:	/s/ Michael D. Weiner

Name:	Michael D. Weiner
Title:	Authorized Signatory

ARES CLO GP XI, LLC

By:	/s/ Michael D. Weiner
Name:	Michael D. Weiner
Title:	Authorized Signatory

ASSF MANAGEMENT, L.P.

By:	ASSF OPERATING MANAGER, LLC
Its General Partner

	By:	/s/ Michael D. Weiner
	Name:	Michael D. Weiner
	Title:	Authorized Signatory

ASSF OPERATING MANAGER, LLC

By:	/s/ Michael D. Weiner
Name:	Michael D. Weiner
Title:	Authorized Signatory

ASSF MANAGEMENT III, L.P.

By:	ASSF OPERATING MANAGER III, LLC
Its General Partner

	By:	/s/ Michael D. Weiner
	Name:	Michael D. Weiner
	Title:	Authorized Signatory

ASSF OPERATING MANAGER III, LLC

By:	/s/ Michael D. Weiner
Name:	Michael D. Weiner
Title:	Authorized Signatory

ARES MANAGEMENT, LLC

By:	/s/ Michael D. Weiner
Name:	Michael D. Weiner
Title:	Authorized Signatory